Exhibit 99.1

HURRY, INC.
POST OFFICE BOX K
ELLIJAY, GEORGIA 30540

September 30, 2002

To the Shareholders of Record as of September 30, 2002:

On September 12, 2002, the Board of Directors of Hurry, Inc. (the “Company”) declared a capital distribution of $0.21 per share to shareholders of record as of the close of business on September 30, 2002. This distribution is in connection with the Company’s continuing efforts to wind up its operations.

Enclosed is your distribution of $0.21 per share. You will receive a Form 1099 for 2002 relating to this distribution from SunTrust Bank, the Company’s transfer agent and registrar, on or about January 31, 2003. We recommend you consult your tax advisor for further information.

Although no assurances can be given regarding the timing and amount, if any, of any further distributions, as the Company continues to satisfy all remaining obligations and liabilities, the Board intends to distribute any remaining assets to shareholders in one or more distributions, as practical. The Company remains currently solvent and intends to comply with all legal requirements prior to making any distributions. Furthermore, as previously announced, the Board intends to call a special meeting of the Company’s shareholders at which shareholders will be asked to approve a Plan of Liquidation and Dissolution pursuant to which the Company would be liquidated and dissolved.

Sincerely,

Board of Directors
Hurry, Inc.